Exhibit 10.13
February 26, 2004
Mr. Kevin Mosher

Dear Kevin:
     This letter will serve as an offer of employment to you with ArcSight, Inc. as Senior Vice President World Wide Field Operations, reporting directly to the President and Chief Executive Officer. You will work in this capacity on a full-time basis.
     In this position, your base salary will be $20,833.33 per month, earned and paid semi-monthly.
     You will be entitled to earn a commission on sales completed by the Company under your direction. Your on-target earnings (OTE) including base salary and commission, will be $400,000 annualized at 100% of your Commission Plan. Your “Commission Plan” for the balance of calendar year 2004 is bookings T B D (this amount to be determined in consultation with Robert W. Shaw, President and CEO on or before your start date), minus actual bookings for the period January 1, 2004 through your start date. A commission ladder will be determined in consultation with Robert W. Shaw on or before your start date.
     Also, subject to approval of the Company’s Board of Directors or its Compensation Committee you will be granted an option to acquire 1,500,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the shares on the date the option is granted or your first date of employment, whichever is later. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your Stock Option Agreement.
     If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then the vested percentage of your option shares will be determined by adding 24 months to the actual period of service that you have completed with the Company; and (ii) the Company will pay you severance pay and reimburse you for the COBRA premiums paid by you to continue the health care coverage in effect for you and your eligible dependants for a period of twelve (12) months following the termination of your employment. Your severance pay will be at the rate of your base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures.

However, this paragraph (4) will not apply unless you (i) sign a general release of claims (in a form prescribed by the Company,) and (ii) have returned all Company property.
     “Involuntary Termination” means (a) that your service is terminated by the Company without Cause; (b) that you resign within thirty (30) days after the scope of your job responsibilities or authority was materially reduced without your written consent.
     “Cause” means (a) any breach of this letter agreement, the Proprietary Information and Inventions Agreement between you and the Company, or any other written agreement between you and the Company, (b) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment; (c) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States; (d) neglect of duties; or (e) misconduct.
     As an employee, you will be eligible to participate in a number of Company sponsored benefits in accordance with ArcSight, Inc.’s benefit plans. In addition, you will accrue up to three (3) weeks (15 days) of vacation per year pursuant to ArcSight, Inc.’s vacation policy.
     You are required to follow ArcSight, Inc.’s policies and practices. You will also have access to certain of ArcSight, Inc.’s trade secrets, staff, customers, and confidential and proprietary information. Accordingly, your employment is contingent upon you signing the attached Proprietary Information and Inventions Agreement.
     While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     Your employment at ArcSight, Inc. is for no specified period of time. It is an at-will employment relationship, and either you or ArcSight, Inc. may terminate the relationship at any time, for any reason, with or without cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated. It supersedes any prior agreement or representation. If any term of this paragraph conflicts with any practice or policy of ArcSight, Inc., now or in the future, the terms of this paragraph will control. The terms of this paragraph may not be changed except by written agreement signed by you and the President of ArcSight, Inc.
     This offer is contingent upon your completion and execution of all employment documents, as well as your ability to provide proof of identification and authorization to work in the United States, (within three business days of your start) and upon the completion and acceptance of all information related to your references and background check, even if this information is not known until after your employment commences.

     This offer of employment will expire midnight February 27, 2004, unless accepted by you on the terms contained herein.
     You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
     The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County, California, or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.
     The Company will pay the costs of arbitration, and the arbitrator may award attorney’s fees to the prevailing party.
     If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.
     Finally, this offer letter sets forth all the material terms of your employment. By signing it, and thereby accepting employment at ArcSight, Inc., you acknowledge that you have not relied upon any other written or oral statements concerning the terms of your employment.
     We hope that you will accept our offer to join the Company. You may indicate your agreement with the terms of this letter by signing and dating two (2) copies each of this letter agreement and the enclosed Proprietary Information and Inventions Agreements and returning one set to me.

     We look forward to having you on board!
Sincerely,
/s/ Robert W. Shaw
Robert W. Shaw
President and CEO
ArcSight, Inc.
     I, Kevin Mosher, have read and accept this offer:

/s/ Kevin Mosher

Dated:	2/26/04